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                                                                  EXHIBIT 12.3

                            PARTNERSHIP GUARANTORS
                      RATIO OF EARNINGS TO FIXED CHARGES
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

                                                                                     THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                   1998      1997       1996      1995      1994      1999       1998
                                --------- ---------  --------- ---------  -------- ---------  ---------
Pre-tax income from continuing
 operations                       56,663    55,011     42,459    27,556    28,422     3,663      9,751
Capitalized interest, net of
 amortization                    (8,983)    (8,501)    (8,687)   (7,900)      765    (2,301)    (2,133)
                                --------- ---------  --------- ---------  -------- ---------  ---------
                                  47,680    46,510     33,772    19,656    29,187     1,362      7,618
Fixed charges:
 Interest expense and
  amortization of deferred
  finance charges on all
  indebtedness                    13,836    13,753     13,697    16,726     3,285     5,694      3,297
                                --------- ---------  --------- ---------  -------- ---------  ---------
 Total fixed charges              13,836    13,753     13,697    16,726     3,285     5,694      3,297
Earnings before income taxes
 and fixed charges                61,516    60,263     47,469    36,382    32,472     7,056     10,915
Ratio of earnings to fixed
 charges                           4.446     4.382      3.466     2.175     9.885     1.239      3.311
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